                                                                    EXHIBIT 99.1

LENNOX INTERNATIONAL REPORTS FIRST QUARTER 2003 EARNINGS;
FINANCIAL IMPROVEMENT TREND CONTINUES

         (DALLAS, TX -- April 22, 2003) -- Lennox International Inc. (NYSE:LII) announced first quarter 2003 diluted earnings per share of $0.04, continuing a trend of improved financial performance despite continued softness in end-market demand.

         Sales decreased 4% to $650 million from $674 million in last year's first quarter. In constant currencies and adjusting for the loss of $46 million heat transfer revenue, most of which is now part of the company's joint venture with Outokumpu and no longer reported by LII, total sales were up 1%. International sales (sales outside the U.S. and Canada) generated 13% of total LII revenues.

         Consolidated operating income rose 20% to $10.6 million from $8.8 million. First quarter 2002 operating earnings included $700,000 in pre-tax restructuring charges associated with the closure of LII's Toronto manufacturing facility. The first quarter 2003 operating margin was 1.6%, compared with 1.3% last year.

         Net income was $2.5 million, contrasted with a net loss of $248.7 million last year. Last year's net loss was affected by a $249.2 million after-tax goodwill impairment charge. Diluted earnings per share were $0.04 compared with a loss per share of $4.38 in first quarter 2002. Pro-forma diluted earnings per share for first quarter 2002, adjusting for the goodwill impairment charge and $400,000 in after-tax restructuring charges, was $0.02. Foreign exchange benefited earnings per share by $0.01 in the first quarter of 2003.

         "While the first quarter is typically the weakest quarter for us, our results improved on a year-over-year basis and continued the trend of improved financial performance that began in 2002," said Bob Schjerven, chief executive officer. "As has been the case through the prolonged economic downturn, our strong brands, quality products and services, and close customer relationships have differentiated our business in a very soft marketplace. Given the difficult competitive environment, we are pleased with LII's start for 2003."

         LII also further strengthened its balance sheet in the first quarter, supported by a continued focus on lean enterprise initiatives. As of March 31, 2003, total debt was down $135 million from a year ago and is currently at $389 million. Total debt to capitalization declined dramatically to 45.1% from 56.3%. Free cash flow in the first quarter was a usage of $52 million, due primarily to pre-season inventory build, compared with $8 million in free cash flow generated in the first quarter of 2002. Due to the seasonal nature of many of the company's businesses it is not unusual for LII to use free cash flow in the first half of the year and generate free cash flow in the second half. Operational working capital improved 270 basis points to 19.3% of sales from 22.0%.

         The tables following the text in this news release provide financial detail and reconcile the information provided to U.S. Generally Accepted Accounting Principles (GAAP) measures.

BUSINESS SEGMENT HIGHLIGHTS:

         HEATING & COOLING: Heating & Cooling business revenues rose 7% to $387 million. Adjusting for fluctuations in currency exchange rates, sales were up 5%. Segment operating income increased 37% to $21.0 million from $15.3 million last year and operating margins expanded 110 basis points to 5.4% from 4.3% last year.

         The Residential Heating & Cooling segment had a very strong first quarter, with sales up 7% to $294 million. Sales increases were achieved by all of the company's home comfort equipment brands, including hearth products. Segment operating income increased 41% for the quarter to $21.8 million from $15.5 million last year. Operating margins expanded 170 basis points to 7.4%, through pricing improvement on replacement sales, a favorable mix of higher-end product, and improved hearth products profitability. This improvement was partially offset by margin pressure in LII's residential new construction business.

         Commercial Heating & Cooling segment revenues rose 7% to $93 million, but were flat when adjusted for currency fluctuations. The segment operating loss was $0.7 million, compared with a loss of $0.2 million last year. Operating margins were (0.8%), down 60 basis points from 2002. Higher insurance and wage expenses and a skew toward lower margin parts sales in the company's domestic operation, combined with pricing-related margin pressure in Europe, were responsible for the decline. Several initiatives, including the recent signing of 16 new national accounts and the planned closing of a 120,000-square-foot factory in Northampton, England, position the commercial segment for improved performance going forward.

         SERVICE EXPERTS: The Service Experts segment had an operating loss of $4.7 million, or 2.4% of sales, compared with a loss of $2.8 million, or 1.4% of sales, last year. Higher insurance expenses and lower commercial business margins more than offset improved residential performance. Revenues declined 4%, or 5% when adjusted for currency translation, to $197 million.

         Year-over-year sales in the service and replacement businesses and in the residential new construction business - which represent almost 85% of total segment revenues -- increased slightly, although soft demand compounded what is typically the weakest quarter for this business. The decline in segment revenue is entirely in the commercial new construction sector due in part to severe weather in key sales areas. "We remain confident we have identified and are implementing the right strategies to improve the performance of this segment," Schjerven said.

         REFRIGERATION: Segment revenues were up 3% to $90 million but were down 4% when adjusted for currency exchange. Segment operating income was essentially flat at $8.3 million, with strict cost control helping to offset lower sales. Operating margins contracted to 9.2%, primarily due to pricing-related margin pressure in Europe. While demand for commercial refrigeration equipment has declined, the refrigeration segment is maintaining its market share.

BUSINESS OUTLOOK

         The company reaffirmed its guidance for 2003, anticipating revenues to be relatively flat and earnings per share, based on the continued focus on cost reduction and the full-year effect of actions taken in 2002, to be in the range of $1.10 to $1.20. While the company sees no clear signs of sustained underlying strength in the economy and with a lack of visibility on the timing of economic recovery, year-over-year improvements are expected to be more concentrated in the latter half of the year. For the year, the company expects to generate free cash flow approximately equal to net income.

         "We are pleased our performance continues to improve," said Bob Schjerven. "Our management team remains intensely focused on operating improvements, which will accelerate with economic recovery."

         A conference call to discuss the company's Q1 2003 results will be held on Wednesday, April 23 at 9:30 a.m. Central time. All interested parties are invited to listen as Bob Schjerven, CEO, and Rick Smith, CFO comment on the company's operating results.

         To listen, please call the conference call line at 612-326-1019 ten minutes prior to the scheduled start time and use reservation number 681357. The number of connections for this call is limited to 200.

         This conference call will be broadcast live on the Internet by PRNewswire and can be accessed at http://www.firstcallevents.com/service/ajwz378648386gf12.html. A link to the broadcast can also be found on the company's web site at http://www.lennoxinternational.com.

         If you are unable to participate in this conference call, a replay will be available from 1:00 p.m. April 23 through April 30, 2003 by dialing 800-475-6701, access code 681357. This call will also be archived on the company's web site.

         A Fortune 500 company operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol "LII." Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox' publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2003 and 2002
                (Unaudited, in thousands, except per share data)

                                                                            For the
                                                                       Three Months Ended
                                                                           March 31,
                                                                     ----------------------
                                                                        2003         2002
                                                                     ---------    ---------
NET SALES ........................................................   $ 649,798    $ 674,269
COST OF GOODS SOLD ...............................................     437,246      467,767
                                                                     ---------    ---------
         Gross Profit ............................................     212,552      206,502
OPERATING EXPENSES:
     Selling, general and administrative expense .................     201,955      197,012
     Restructurings ..............................................          --          653
                                                                     ---------    ---------
         Income from operations ..................................      10,597        8,837
INTEREST EXPENSE, net ............................................       7,020        7,883
OTHER INCOME .....................................................        (589)         (85)
MINORITY INTEREST ................................................          90           66
                                                                     ---------    ---------
         Income before income taxes and cumulative effect of
          accounting change ......................................       4,076          973
PROVISION FOR INCOME TAXES .......................................       1,588          402
                                                                     ---------    ---------
         Income before cumulative effect of accounting change ....       2,488          571
                                                                     ---------    ---------
CUMULATIVE EFFECT OF ACCOUNTING CHANGE ...........................          --      249,224
                                                                     ---------    ---------
         Net income (loss) .......................................   $   2,488    $(248,653)
                                                                     =========    =========

INCOME PER SHARE BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE:
     Basic .......................................................   $    0.04    $    0.01
     Diluted .....................................................   $    0.04    $    0.01

CUMULATIVE EFFECT OF ACCOUNTING CHANGE PER SHARE:
    Basic ........................................................   $      --    $   (4.39)
    Diluted ......................................................   $      --    $   (4.39)

NET INCOME (LOSS) PER SHARE:
    Basic ........................................................   $    0.04    $   (4.38)
    Diluted ......................................................   $    0.04    $   (4.38)

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

                      SEGMENT REVENUES AND OPERATING PROFIT
               For the Three Months Ended March 31, 2003 and 2002
                            (Unaudited, in Thousands)

                                                               For the
                                                          Three Months Ended
                                                              March 31,
                                                       ----------------------
                                                          2003          2002
                                                       ---------    ---------
Net Sales
  Residential ......................................   $ 294,300    $ 273,852
  Commercial .......................................      92,833       86,793
                                                       ---------    ---------
       Heating and Cooling .........................     387,133      360,645
  Service Experts ..................................     197,053      205,014
  Refrigeration ....................................      90,205       87,941
  Corporate and other (a) ..........................          --       45,861
  Eliminations .....................................     (24,593)     (25,192)
                                                       ---------    ---------
                                                       $ 649,798    $ 674,269
                                                       =========    =========
Segment Profit (b)
  Residential ......................................   $  21,794    $  15,502
  Commercial .......................................        (747)        (163)
                                                       ---------    ---------
       Heating and Cooling .........................      21,047       15,339
  Service Experts ..................................      (4,737)      (2,793)
  Refrigeration ....................................       8,274        8,237
  Corporate and other (a) ..........................     (12,755)     (10,711)
  Eliminations .....................................      (1,232)        (582)
                                                       ---------    ---------
       Segment Profit ..............................      10,597        9,490
  Reconciliation to Income before Income Taxes:
     Restructurings ................................          --          653
     Interest Expense, net .........................       7,020        7,883
     Minority Interest and Other ...................        (499)         (19)
                                                       ---------    ---------
                                                       $   4,076    $     973
                                                       =========    =========

(a) In the third quarter of 2002, the Company formed joint ventures with Outokumpu by selling to Outokumpu a 55 percent interest in the Company's heat transfer business segment for approximately $55 million in cash and notes. The Company accounts for its remaining 45% interest using the equity method of accounting and includes such amounts in the Corporate and other segment. The historical net sales, results of operations and total assets of the Corporate and other segment have been restated to include the portions of the heat transfer business segment that was sold to Outokumpu. The results of operations of the heat transfer business segment now presented in the Corporate and other segment were $(0.9) million for the three months ended March 31, 2003. The historical net sales and results of operations for the three months ended March 31, 2002 were $45.9 million and $(0.8) million.

(b) During the second quarter of 2002, the Company changed its measure of segment profit. Segment profit is based upon income from operations included in the accompanying consolidated statement of operations except that it excludes restructuring charges and other operating gains, losses and expenses. All historical amounts have been restated to conform with the current year presentation. Restructuring charges excluded from segment profit generally consist of long-lived asset impairments, severance, contract termination and other costs associated with exiting activities within the segment and are considered non-recurring in nature.

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   As of March 31, 2003 and December 31, 2002
                  (Unaudited, in thousands, except share data)

                                     ASSETS

                                                                           March 31,     December 31,
                                                                             2003            2002
                                                                         ------------    ------------
                                                                          (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents .........................................   $     54,145    $     76,369
   Accounts and notes receivable, net ................................        321,294         307,334
   Inventories .......................................................        272,154         219,682
   Deferred income taxes .............................................         32,851          33,270
   Other assets ......................................................         60,159          38,400
                                                                         ------------    ------------
         Total current assets ........................................        740,603         675,055
PROPERTY, PLANT AND EQUIPMENT, net ...................................        226,852         231,042
GOODWILL, net ........................................................        427,253         420,802
DEFERRED INCOME TAXES ................................................         80,376          82,666
OTHER ASSETS .........................................................        119,235         112,153
                                                                         ------------    ------------
         TOTAL ASSETS ................................................   $  1,594,319    $  1,521,718
                                                                         ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Short-term debt ...................................................   $     10,438    $      9,255
   Current maturities of long-term debt ..............................         13,478          13,871
   Accounts payable ..................................................        245,529         247,598
   Accrued expenses ..................................................        283,311         253,929
   Income taxes payable ..............................................         23,405          12,808
                                                                         ------------    ------------
         Total current liabilities ...................................        576,161         537,461
LONG-TERM DEBT .......................................................        364,805         356,747
POSTRETIREMENT BENEFITS, OTHER THAN PENSIONS .........................         13,927          13,472
PENSIONS .............................................................         88,336          85,434
OTHER LIABILITIES ....................................................         75,501          74,214
                                                                         ------------    ------------
         Total liabilities ...........................................      1,118,730       1,067,328
                                                                         ------------    ------------
MINORITY INTEREST ....................................................          1,829           1,591
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value, 25,000,000 shares authorized,
      no shares issued or outstanding ................................             --              --
   Common stock, $.01 par value, 200,000,000 shares authorized,
      63,251,382 shares and 63,039,254 shares issued
      for 2003 and 2002 respectively .................................            633             630
   Additional paid-in capital ........................................        407,107         404,723
   Retained earnings .................................................        168,277         171,316
   Accumulated other comprehensive loss ..............................        (58,999)        (79,636)
   Deferred compensation .............................................        (12,108)        (13,518)
    Treasury stock, at cost, 3,043,828 and 3,009,656 shares
       for 2003 and 2002, respectively ...............................        (31,150)        (30,716)
                                                                         ------------    ------------
         Total stockholders' equity ..................................        473,760         452,799
                                                                         ------------    ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................   $  1,594,319    $  1,521,718
                                                                         ============    ============

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES


 Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
           (Unaudited, in thousands, except per share and ratio data)

PRO FORMA NET INCOME AND PRO FORMA DILUTED EPS (EARNINGS PER SHARE)

                                                                For the Three Months Ended March 31,
                                                     -------------------------------------------------------
                                                                      2003                         2002
                                                         2003      Diluted EPS        2002       Diluted EPS
                                                     -----------   -----------    -----------    -----------
Net Income (Loss), as Reported                       $     2,488   $      0.04    $  (248,653)   $     (4.38)
   Restructurings, Net of Income Tax                          --            --            402           0.01
   Cumulative Effect of Accounting Change                     --            --        249,224           4.39
                                                     -----------   -----------    -----------    -----------
Pro Forma Net Income                                 $     2,488   $      0.04    $       973    $      0.02
                                                     ===========   ===========    ===========    ===========


FREE CASH FLOW

                                                 For the Three Months
                                                    Ended March 31,
                                                 --------------------
                                                   2003        2002
                                                 --------    --------
Net Cash Provided Used in Operating Activities   $(30,458)   $ (6,435)
   Purchases of Property, Plant and Equipment      (5,242)     (4,685)
   Change in Asset Securitization                 (16,100)     18,300
   Cash Restructuring Charges                          --         653
                                                 --------    --------
Free Cash Flow                                   $(51,800)   $  7,833
                                                 ========    ========



OPERATIONAL WORKING CAPITAL

                                                         As of       March 31, 2003      As of       March 31, 2002
                                                       March 31,    Trailing Twelve    March 31,    Trailing Twelve
                                                         2003         Months Avg         2002          Months Avg
                                                      ----------    ---------------   ----------    ---------------
Accounts and Notes Receivable, Net                    $  321,294                      $  339,748
   Allowance for Doubtful Accounts                        22,845                          25,585
   Asset Securitization                                  115,100                         124,800
                                                      ----------                      ----------
Accounts and Notes Receivable, Gross                     459,239      $  518,195         490,133      $  545,303

Inventories                                              272,154                         297,586
   Excess of Current Cost Over Last-in, First-out         47,902                          46,968
                                                      ----------                      ----------
Inventories Adjusted                                     320,056         316,334         344,554         370,317

Accounts Payable                                        (245,529)       (255,652)       (271,251)       (239,068)
                                                      ----------      ----------      ----------      ----------

Operational Working Capital (a)                          533,766         578,877         563,436         676,552

Net Sales - Trailing Twelve Months (b)                 3,001,296       3,001,296       3,073,206       3,073,206
                                                      ----------      ----------      ----------      ----------

Operational Working Capital Ratio (a/b)                     17.8%           19.3%           18.3%           22.0%
                                                      ==========      ==========      ==========      ==========


                                       ###